Exhibit 4.3
DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

The following description of the securities of Astera Labs, Inc. (“us,” “our,” “we” or the “Company”) registered under Section 12 of the Exchange Act of 1934, as amended (“Exchange Act”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws (“Bylaws”) and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our Amended and Restated Certificate of Incorporation and our Bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, for the provisions that are important to you.

Authorized Capital Stock

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.0001 par value per share, and 100,000,000 shares of undesignated preferred stock, $0.0001 par value per share. Our common stock is registered under Section 12(b) of the Exchange Act.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We do not provide for cumulative voting for the election of directors in our Amended and Restated Certificate of Incorporation.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof. Our board of directors can also increase or decrease the number of shares of any class of preferred stock, but not below the number of shares of that class then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company.

Registration Rights

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (“Securities Act”). These registration rights are contained in our amended and restated investors’ rights agreement, dated as of May 17, 2022 (“Investors’ Rights Agreement”) and include demand registration rights, short-form registration rights and piggyback registration rights. We, along with certain holders of our common stock, are parties to the Investors’ Rights Agreement. The registration rights set forth in the Investors’ Rights Agreement will expire upon the earlier of five years following the completion of our initial public offering, or, with respect to any particular stockholder, when such stockholder is able to sell all of its shares pursuant to Rule 144 of the Securities Act without any volume limitations. In an underwritten offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.

Anti-Takeover Provisions

Certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation and our Bylaws, which are summarized below, may have the effect of delaying, deferring, or preventing another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Amended and Restated Certificate of Incorporation and Bylaws Provisions

Our Amended and Restated Certificate of Incorporation and our Bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

•Board of Directors Vacancies; Number of Directors. Our Amended and Restated Certificate of Incorporation and our Bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors is fixed solely and exclusively by a resolution duly adopted by the board of directors.
•Classified Board. Our Amended and Restated Certificate of Incorporation and our Bylaws provide that our board of directors is classified into three classes of directors.
•Stockholder Action; Special Meeting of Stockholders. Our Amended and Restated Certificate of Incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. Our Amended and Restated Certificate of Incorporation further provides that a special meeting of our stockholders may be called only by a majority of our board of directors, thus prohibiting a stockholder from calling a special meeting.
•Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.
•No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our Amended and Restated Certificate of Incorporation does not provide for cumulative voting.
•Directors Removed Only for Cause. Our Amended and Restated Certificate of Incorporation provides that stockholders may remove directors only for cause.
•Amendment of Charter Provisions. Any amendment of the above provisions in our Amended and Restated Certificate of Incorporation requires approval by holders of at least a majority of our then outstanding common stock.

•Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors.
•Exclusive Forum. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for state law claims for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of, or a claim based on, a breach of a fiduciary duty owed by any of our current or former directors, officers, and employees to us or our stockholders, (3) any action asserting a claim against us, or any current or former director, office or employee of us, arising out of or pursuant to the DGCL, our Amended and Restated Certificate of Incorporation or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim against us or any current or former director, officer or employee that is governed by the internal affairs doctrine; provided, however, that this provision does not apply to any causes of action arising under the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. In addition, our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in our securities will be deemed to have notice of and to have consented to these forum provisions.